Exhibit 21.1

 Subsidiaries of the Registrant

Name	State or Other Jurisdiction of Incorporation or Organization

Universe Faith Group Limited	British Virgin Islands

Wuhan Blower Co., Ltd.(1)	People’s Republic of China

Wuhan Generating Equipment Co., Ltd.(2)	People’s Republic of China

Wuhan Xingelin Machinery Equipment Manufacturing Co., Ltd.(3)	People’s Republic of China

(1)  This company is a wholly owned subsidiary of Universe Faith Group Limited.

(2)  This company is a wholly owned subsidiary of Wuhan Blower Co., Ltd.

(3) Wuhan Blower Co., Ltd. owns over a 99% interest in this company as of March 31, 2009.